SHARE EXCHANGE AGREEMENT

BY AND AMONG

NEWLOOK INDUSTRIES CORP.

AND

BRADLEY POULOS

BRAD POULOS HOLDINGS

GLENN POULOS

GLENN POULOS HOLDINGS

AND

SYLVAIN LAFRENIERE

This Share Exchange Agreement (this “Agreement”), dated June __, 2007, is entered into by and among Newlook Industries Corp. (“Newlook”) and each of Bradley Poulos, Brad Poulos Holdings, Glenn Poulos, Glenn Poulos Holdings, and Sylvain Lafreniere (the “Sellers,” and each a “Seller,” and together with Newlook, each a “Party” and collectively the “Parties”):

W I T N E S S E T H :

WHEREAS, each of the Sellers is the sole owner of at least such number of the shares (the “Shares”) of the common stock of Wireless Age Communications, Inc. (“Wireless Age”) as set forth on Schedule A hereto;

WHEREAS, Newlook desires to acquire the Shares from the Sellers, and the Sellers wish to sell the Shares;

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.           Share Purchase and Exchange.  Subject to the terms and conditions stated herein, at the Closing (as defined below), (a) the Sellers shall assign, transfer, convey, and deliver to Newlook, and Newlook shall accept and acquire, the Shares and any and all rights in the Shares to which such Seller is entitled, and by so doing, each Seller will be deemed to have assigned all of his or her right, title and interest in and to all such Shares to Newlook; and (b) in exchange for the Shares, Newlook shall transfer to the Sellers, and the Sellers shall accept from Newlook, such number of shares of Newlook’s common stock (the “Exchange Shares”) as set forth on Schedule A hereto.

2.           Closing and Deliveries.

The Closing.  The closing (the "Closing") of the transactions contemplated hereunder shall take place simultaneously with the execution of this Agreement at such place as the Parties hereto may agree, provided, however, time is of the essence and the Closing shall not be later than ten (10) days from the date of this Agreement.

3.           Representations and Warranties; Indemnification.

3.1           Representations and Warranties of the Sellers.  As an inducement to Newlook to enter into this Agreement and to consummate the transactions contemplated herein, the Sellers represent and warrant to Newlook as follows, all of which are true and complete as of the date of this Agreement and as of the Closing:

(a)           Authority.  Each of the Sellers has the right, power, authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his obligations under this Agreement.  This Agreement constitutes the legal, valid and binding obligations of the Sellers, enforceable against each Seller in accordance with the terms hereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

(b)           Ownership.  The Sellers are the sole record and beneficial owners of all of the Shares, have good and marketable title to the Shares, free and clear of all Encumbrances (as hereinafter defined), and have full legal right and power to sell, transfer and deliver the Shares to Newlook in accordance with this Agreement.  "Encumbrances" shall mean any liens, pledges, hypothecations, charges, adverse claims, options, preferential arrangements or restrictions of any kind, including, without limitation, any restriction of the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than as provided under applicable securities laws.  Upon the execution and delivery of this Agreement, Newlook will receive good and marketable title to the Shares, free and clear of all Encumbrances.

(c)           No Conflict.  None of the execution, delivery, or performance of this Agreement, or the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) will result in a termination, breach or violation of (i) any instrument, contract or agreement to which any of the Sellers are a party or by which he or she is bound, or to which the Shares are subject; or (ii) any law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to the Sellers or the Shares.

(d)           No Consent.  No consent, approval, authorization or order of, or any filing or declaration with any governmental authority or any other person, is required for the consummation by the Sellers of any of the transactions contemplated by the Sellers under this Agreement.

(e)           Full Disclosure.  No representation or warranty made by any Seller to Newlook in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.  There is no fact known to any Seller that has specific application to the Shares and that materially adversely affects or, as far as can be reasonably foreseen, materially threatens the Shares that has not been set forth in this Agreement.

3.2           Representations and Warranties of Newlook.  As an inducement to the Sellers to enter into this Agreement and to consummate the transactions contemplated herein, Newlook represents and warrants to the Sellers as follows, all of which are true and complete as of the date of this Agreement and as of the Closing:

(a)           Organization of Newlook.  Newlook is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Newlook is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify would not have a material adverse effect on the business, operations, properties, prospects or condition (financial or otherwise) of Newlook.

(b)           Authority.  (1) Newlook has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to issue the Exchange Shares; (2) the execution and delivery of this Agreement by Newlook and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no further consent or authorization of Newlook or its Board of Directors or stockholders is required; and (3) this Agreement has been duly executed and delivered by Newlook and constitutes a valid and binding obligation of Newlook enforceable against Newlook in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

(c)           No Conflict.  None of the execution, delivery, or performance of this Agreement, or the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) will result in a termination, breach or violation of (i) any instrument, contract or agreement to which any of the Sellers are a party or by which he or she is bound, or to which the Shares are subject; or (ii) any law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to the Sellers or the Shares; or (iii) the Certificate of Incorporation or By-Laws of Newlook.

(d)           No Consent.  No consent, approval, authorization or order of, or any filing or declaration with any governmental authority or any other person, is required for the consummation by the Sellers of any of the transactions contemplated by the Sellers under this Agreement.

(e)           Full Disclosure.  No representation or warranty made by any Seller to Newlook in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.  There is no fact known to any Seller that has specific application to the Shares and that materially adversely affects or, as far as can be reasonably foreseen, materially threatens the Shares that has not been set forth in this Agreement.

3.3           Indemnification.

(a)           The Sellers shall jointly and severally indemnify and hold harmless Newlook and the officers, directors, agents, affiliates, representatives and the respective successors and assigns of Newlook from and against any and all damages, losses, liabilities, taxes and costs and expenses (including, without limitation, attorneys' fees and costs) resulting directly or indirectly from (i) any inaccuracy, misrepresentation, breach of warranty or non-fulfillment of any of the representations and warranties of the Sellers in this Agreement, or any actions, omissions or statements of fact inconsistent with in any material respect any such representation or warranty, (ii) any failure by the Sellers to perform or comply with any agreement, covenant or obligation in this Agreement.

(b)           Newlook shall indemnify and hold harmless Wireless Age and the Sellers and their respective agents, officers, directors, affiliates, representatives and respective successors and assigns from and against any and all damages, losses, liabilities, taxes and costs and expenses (including, without limitation, attorneys' fees and costs) resulting directly or indirectly from (i) any inaccuracy, misrepresentation, breach of warranty or non-fulfillment of any of the representations and warranties of Newlook in this Agreement, or any actions, omissions or statements of fact inconsistent with in any material respect any such representation or warranty, or (ii) any failure by Newlook to perform or comply with any agreement, covenant or obligation in this Agreement.

(c)           Rules Regarding Indemnification.  The obligations and liabilities of each party which may be subject to indemnification liability hereunder (the “indemnifying party”) to the other party (the “indemnified party”) shall be subject to the following terms and conditions:

(i)           Claims by Non-Parties.  The indemnified party shall give written notice within a reasonably prompt period of time to the indemnifying party of any written claim by a third party which is likely to give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in this Section, stating the nature of said claim and the amount thereof, to the extent known.  The indemnified party shall give notice to the indemnifying party that pursuant to the indemnity, the indemnified party is asserting against the indemnifying party a claim with respect to a potential loss from the third party claim, and such notice shall constitute the assertion of a claim for indemnity by the indemnified party.  If, within thirty (30) days after receiving such notice, the indemnifying party advises the indemnified party that it will provide indemnification and assume the defense at its expense, then so long as such defense is being conducted, the indemnified party shall not settle or admit liability with respect to the claim and shall afford to the indemnifying party and defending counsel reasonable assistance in defending against the claim.  If the indemnifying party assumes the defense, counsel shall be selected by such party and if the indemnified party then retains its own counsel, it shall do so at its own expense.  If the indemnified party does not receive a written objection to the notice from the indemnifying party within thirty (30) days after the indemnifying party’s receipt of such notice, the claim for indemnity shall be conclusively presumed to have been assented to and approved, and in such case the indemnified party may control the defense of the matter or case and, at its sole discretion, settle or admit liability.  If within the aforesaid thirty (30) day period the indemnified party shall have received written objection to a claim (which written objection shall briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of ten (10) days after receipt of such objection the parties shall attempt to settle the dispute as between the indemnified and indemnifying parties.  If they are unable to settle the dispute, the unresolved issue or issues shall be settled by arbitration in New York, New York in accordance with the rules and procedures of the American Arbitration Association.

(ii)           Claims by a Party.  The determination of a claim asserted by a party hereunder (other than as set forth in section (a) above) pursuant to this Section shall be made as follows: The indemnified party shall give written notice within a reasonably prompt period of time to the indemnifying party of any claim by the indemnified party which has not been made pursuant to subsection (a) above, stating the nature and basis of such claim and the amount thereof, to the extent known.  The claim shall be deemed to have resulted in a determination in favor of the indemnified party and to have resulted in a liability of the indemnifying party in an amount equal to the amount of such claim estimated pursuant to this paragraph if within forty-five (45) days after the indemnifying party’s receipt of the claim the indemnified party shall not have received written objection to the claim.  In such event, the claim shall be conclusively presumed to have been assented to and approved.  If within the aforesaid forty-five (45) day period the indemnified party shall have received written objection to a claim (which written objection shall briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of sixty (60) days after receipt of such objection the parties shall attempt to settle the disputed claim as between the indemnified and indemnifying parties.  If they are unable to settle the disputed claim, the unresolved issue or issues shall be settled by arbitration in New York, New York in accordance with the rules and procedures of the American Arbitration Association and New York law will govern without reference to its choice of law provision.

4.           Miscellaneous.

(a)           Notices.  All notices or other communications required or permitted hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) if by personal delivery, when so delivered; (ii) if mailed, three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; or (iii) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent to the address of the intended recipient as first set forth above.  Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

Notice Address of Newlook:

Newlook Industries Corp.
144 Front Street West, Suite 700
Toronto, Ontario, Canada M5J2L7
Attn:______________

Notice Address of Sellers:

Bradley Poulos and Brad Poulos Holdings
_____________
_____________

Glenn Poulos and Glenn Poulos Holdings
_____________
_____________

Sylvain Lafreniere
_____________
_____________

(b)           Choice of Law.  This Agreement shall be governed, construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, without giving effect to principles of conflicts of law.

(c)           Jurisdiction.  The Parties hereby irrevocably consent to the in personam jurisdiction of the courts located in the Province of Quebec, in connection with any action or proceeding arising out of or relating to this Agreement or the transactions and the relationships established thereunder.  The Parties hereby agree that such courts shall be the venue and exclusive and proper forum in which to adjudicate such matters and that they will not contest or challenge the jurisdiction or venue of these courts.

(d)           Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and supersedes all prior and contemporaneous agreements, arrangements and understandings of the Parties relating to the subject matter hereof.  No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the Parties which is not expressly embodied in this Agreement, such other agreements, notes or instruments related to this transaction executed simultaneously herewith, or the written statements, certificates, schedules or other documents delivered pursuant to this Agreement or in connection with the transactions contemplated hereby.

(e)           Assignment.  Each party's rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other party's prior consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

(f)           Amendments.  This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by each party, in the case of a waiver, by the party waiving compliance.

(g)           Waivers.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

(h)           Further Assurances.  The Parties shall from time to time do and perform such additional acts and execute and deliver such additional documents and instruments as may be required or reasonably requested by any party to establish, maintain or protect its rights and remedies or to effect the purposes of this Agreement.

           (i)           Counterparts; Interpretation.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.  No ambiguity in any provision hereof shall be construed against Parties by reason of the fact it was drafted by such party or its counsel.  References to “including” means including without limiting the generality of any description preceding such term.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Parties any rights or remedies under or by reason of this Agreement.

           (j)           Acceptance by Fax.  This Agreement shall be accepted, effective and binding, for all purposes, when the Parties shall have signed and transmitted to each other, by telecopier or otherwise, copies of the signature pages hereto.

           (k)           Binding Effect; Benefits.  This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective heirs, legal representatives, successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the Parties, and their respective heirs, legal representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under, in connection with or by reason of this Agreement, except Wireless Age, who is an intended beneficiary hereunder.

(l)           Transfer of Shares.  The execution of this Agreement shall constitute a stock power, which the transfer agents of each of Newlook and Wireless Age may rely on for purposes of transferring the shares of those Parties in the books and records of the Parties.

[Signature Page Follows]

                              Share Exchange Agreement

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the date first set forth above.

NEWLOOK INDUSTRIES CORP.

By:          ________________________________
Name: Jason Moretto
Title:  CFO

___________________________
Bradley Poulos

BRAD POULOS HOLDINGS

By:          ______________________________
Name: Brad Poulos
Title:   Director

______________________
Glenn Poulos

GLENN POULOS HOLDINGS

By:          __________________________
Name: Glen Poulos
Title:   President

_________________________
Sylvain LaFreniere

                              Share Exchange Agreement

Schedule A

Name of Seller	Number of Shares of Wireless Age Communications, Inc. to be sold	Number of Exchange Shares (of Newlook Industries Corporation) to be granted therefore

Bradley Poulos	270,000	80,250
Bradley Poulos	51,500	15,307
Brad Poulos Holdings	1,080,000	321,000
		416,557

Glenn Poulos	270,000	80,250
Glenn Poulos Holdings	1,080,000	321,000
		401,250

Sylvain Lafreniere	675,000	200,625